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                                                    EXHIBIT 10.12

                               SUN COMPANY, INC.
                   EXECUTIVE LONG-TERM STOCK INVESTMENT PLAN


1. The fourth sentence of Section 2.6 of the Plan is deleted and replaced with the following:

          The number of shares subject to the restrictions shall be determined based on the optionee's method of financing the payment of the option price. If the optionee finances the option exercise by borrowing money which is secured by unrestricted shares of Common Stock which will be sold to repay the loan, the number of shares subject to the restrictions shall be equal to the total number of shares received in the exercise of the option minus (i) the number of shares that needed to be sold in order to satisfy the loan, including interest thereupon, and any brokerage commissions involved in the sale of such stock and (ii) the number of shares which have a fair market value on the date of the option exercise equal to the applicable federal, state and local withholding tax on the option exercise. If the optionee finances the payment of the option price by any other method, the number of shares subject to the restrictions shall be equal to the total number of shares received in the exercise of the option minus (i) the number of shares which have a fair market value on the date of the option exercise equal to the total amount paid for all the shares received in the option exercise and (ii) the number of shares which have a fair market value on the date of the option exercise equal to the applicable federal, state and local withholding tax on the option exercise.